Exhibit 10.1

                           Amendment to Notes Payable
                                Revision 10/06/00


This document amends the Note Payable or Contingency Agreement dated August 4, 1999 between Greenberg Asset Management Trust (Greenberg), Biological Technologies, Inc. (BTI), and Magellan Technology, Inc. (corporate named changed to BioMeridian Corp., hereinafter referred to as "BioMeridian"). This document supercedes any revisions or amendments to the Note Payable (including the Note Payable - Revised Terms dated March 31, 2000).

Reviewing the fund raising and financing efforts of BioMeridian, there is some doubt that BioMeridian will be successful in making the final payment of principle and interest by or near September 30, 2000. In light of this development, Greenberg, BTI and BioMeridian agree to amend the Note Payable and Contingency Agreement on the following terms.

Transfer of BTI Business to Greenberg Asset Management Trust

Greenberg and BioMeridian agree to an amicable transfer of the BTI business assets acquired by BioMeridian from Greenberg in the original acquisition transaction dated August 4, 1999 (the "Assets") to Greenberg. Essentially, BTI will be kept intact as a going concern by Greenberg, and BioMeridian will become a preferred distributor of BTA products. Further, Greenberg and BioMeridian will have joint ownership of the BTA S-3000 product.

Business Transfer Terms:

1. Ownership of the BTI Assets will revert to Greenberg Asset Management effective October 16, 2000.

2. Greenberg will create a preferred distributorship for all BTA products with BioMeridian.
     o BTA product pricing to BioMeridian will be: Cost of Instrument + Customer Support Cost + Manufacturing Profit. For the BTA S-2000 & 2000SG this will be $4,500. This pricing may be subject to change based upon increases in normal costs. In the event of increasing costs, BioMeridian and BTI will agree to reasonable and necessary price changes.
     o Dr. Greenberg will agree to create software packages for a seamless interface between BTA, MSA and any future products developed. This software and capability will be exclusively owned by BioMeridian. BioMeridian will pay for all costs of development as well as any other related expense.
     o The future intent of BioMeridian and BTI will be to market MSA and BTA devices in a complimentary package, particularly in the American markets.
     o BTI will not create distributorships with any current EAV companies distributed to and/or headquartered in the Americas.

3.        All  unpaid  debt  accrued   interest  and  other   amounts  due  from
          BioMeridian to Greenberg Asset Management is forgiven and cancelled.

4. Each of Greenberg and BTI hereby releases, waives and discharges any and all claims which it has, had or may have against or with respect to BioMeridian (or any of its officers, directors, agents or affiliates) that relate in any manner to the transfer of the Assets by BTI to BioMeridian on August 4, 1999, the Note Payable or Contingency Agreement.

5. All BTA S-2000 technology and software development will belong to Greenberg.

6. The BTA S-3000 software and basic firmware will belong to Greenberg (this is virtually the same software and DACM used for the BTA S-2000SG). The BTA S-3000 mechanical design, electrical design and automation firmware/software will belong to BioMeridian. BioMeridian will complete the mechanical design and testing on the S-3000 as soon as practical. BioMeridian will pay for all expenses for the reasonable development of the BTA S-3000.
     o For future sales of the BTA S-3000 Greenberg and BioMeridian, each will be paid a Licensing Fee of $1000 for their ownership of the BTA S-3000 technology.
     o Pricing to BioMeridian for the BTA S-3000 from Greenberg will be: Cost of Instrument + Customer Support Cost + manufacturing profit + $1,000 Greenberg License Fee.
     o    Pricing to  Greenberg  for the BTA S-3000  from  BioMeridian  will be:
          $1000 BioMeridian License.

7. All trade payables and receivables associated with the operation of the Assets prior to October 16, 2000 will accrue to BioMeridian. The balance due Family Technologies for software development of the BTA S-2000 software will be paid by Greenberg. BioMeridian will pay for all current Family Technologies billings through October 16, 2000.

               In the event BTI is unable to get services from existing vendors due to outstanding BioMeridian debt, BTI will request BioMeridian to get their debts current. In the event BioMeridian does not respond, BTI may elect to pay vendors directly and add $3000 to the cost of each BTA device until they have been reimbursed.

8. All Arizona personnel, assets and liabilities, patents, trademarks, and intellectual property related to the Assets will revert to BTI as of October 16, 2000 (except as noted in #5 above). Any debts and overhead costs will remain with BTI from that point forward.

               BioMeridian will be rewarded a Preferred Distributor License consistent with Item #2 above.

               BioMeridian will agree to a minimum purchase quota of 1 BTA per quarter to keep the Distributorship active.

     BioMeridian agrees to hold BTI harmless for all acts, liabilities and contracts entered into by BioMeridian from the period of October 1, 1999 through October 16, 2000. Any acts, liabilities and contracts prior to October 1, 1999 or subsequent to October 16, 2000 will be the responsibility of BTI

9. Dr. Greenberg will remain in an active consulting role for BioMeridian and retain a seat on the Advisory Board. His availability will be on a part-time basis at a fair rate. Terms of the consulting role will be defined in a separate Consulting Agreement.

10. Greenberg Asset Management Company grants to BioMeridian a six-month option to sell their BioMeridian stock through a 3rd party purchaser at a price of $0.30/share. If the market price of the stock is equal to or exceeds $0.30 per share, Greenberg may elect to sell the stock on the open market with BioMeridian retaining a first right of refusal.

11. In the event Greenberg is unable to provide adequate customer support or manufacturing of BTI products due to a catastrophic event (such as bankruptcy), BioMeridian may assume those responsibilities and pay to Greenberg a reasonable Licensing Fee (similar to #5 above).

12. In the event Greenberg and the BTI Company is sold, all rights and distributor privileges detailed in this document will accrue to BioMeridian in perpetuity.

13. In the event of a bankruptcy or business failure of BioMeridian or successors, all BioMeridian rights and licenses in the BTA will cease.

14. In the event of the bankruptcy or business failure of Greenberg or successors, all technology rights and ownership of the BTA will inure to BioMeridian.

Re-instatement Clause: In the event BioMeridian is able to obtain adequate funding to complete the purchase of BTI and pay the Note balance due (as detailed in paragraph #1) by October 31, 2000, Greenberg and BioMeridian may mutually agree to complete the sale as originally negotiated. If that election is made, this document becomes null and void.


The undersigned have carefully reviewed the foregoing document and by signing below agree to be bound by the terms.

Greenberg Asset Management Trust            BioMeridian Corporation
                                            (formerly Magellan Technology, Inc.)


By: /s/ Robert Greenberg                       By:    /s/  William Fresh
    ____________________                              ____________________
 Its: President   Date 10/24/00                Its:  Chairman      Date 11/22/00


Biological Technologies
BioMeridian International, Inc.


By: /s/     Darwin   Millet
    ________________________
 Its:  President    Date 10/19/00